Exhibit 99.1

Spartan Motors Reports First Quarter 2017 Results

CHARLOTTE, Mich., May 4, 2017 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today reported operating results for the first quarter ending March 31, 2017.

First Quarter 2017 Highlights

For the first quarter of 2017 compared to the first quarter of 2016:

●

Sales increased 24.9% to $167.1 million from $133.7 million and reflects $35.2 million in sales from the Smeal Fire Apparatus acquisition, which excludes $5.5 million of Spartan inter-company chassis sales

●

Net income declined $1.6 million to a loss of $1.1 million, or $0.03 per share, from income of $0.5 million, or $0.02 per share, reflecting $2.6 million of acquisition and restructuring related expenses compared to $0.3 million a year ago

●	Adjusted net income rose 142.1% to $1.3 million, or $0.04 per share, from $0.5 million, or $0.02 per share

●	Adjusted EBITDA increased 45.7% to $4.2 million, or 2.5% of sales, from $2.9 million, or 2.1% of sales

●	Backlog increased $101.8 million to $351.3 million at March 31, 2017 from $249.5 million at December 31, 2016 and reflects $78.6 million in backlog from the Smeal Fire Apparatus acquisition

●	Cash increased 10.6% to $35.4 million at March 31, 2017 compared to $32.0 million at December 31, 2016

“We are very pleased with the operating results achieved for the quarter. On an adjusted basis, this marks our fifth profitable quarter in a row,” said Daryl Adams, President and Chief Executive Officer. “Our solid performance was driven by the continued operational improvements we have made in labor and manufacturing productivity, as a result of implementing the Spartan Production System, lean manufacturing and continuous improvement initiatives.”

Fleet Vehicles and Services (FVS)

FVS segment sales decreased 9.1% to $53.9 million from $59.3 million. The revenue decline was primarily due to lower volume at vehicle up-fit centers.

Adjusted EBITDA decreased $0.3 million to $6.2 million, or 11.6% of sales, from $6.5 million, or 10.9% of sales, a year ago. Unfavorable mix resulted in the decrease in adjusted EBITDA compared to last year. Despite this decrease, EBITDA margin increased 70 basis points reflecting improved labor and manufacturing productivity.

The Segment backlog at March 31, 2017 totaled $114.0 million compared to $89.5 million at December 31, 2016.

Specialty Chassis & Vehicles (SCV)

SCV segment sales remained comparable at $33.0 million. Revenues were impacted by a defense order that did not reoccur in 2017.

Adjusted EBITDA decreased 3.9% to $1.5 million, or 4.7% of sales, from $1.6 million, or 4.8% of sales, a year ago, mainly due to a defense order that did not reoccur in 2017.

The Segment backlog at March 31, 2017 totaled $22.8 million compared to $20.1 million at December 31, 2016.

Spartan Motors, Inc.

Emergency Response (ER)

ER segment sales increased $39.1 million to $80.2 million, or 95.1%, from $41.1 million. The Smeal acquisition contributed $35.2 million of the increase (excludes $5.5 million of Spartan inter-company chassis sales), offset by fewer shipments of complete fire apparatus and custom cab and chassis compared to a year ago, as the Company continues to focus on profitable sales.

Adjusted EBITDA improved $1.8 million, to a loss of $1.3 million from a loss of $3.1 million a year ago. The improvement was primarily the result of improved quality, increased labor efficiencies and manufacturing productivity.

The Segment backlog at March 31, 2017 totaled $214.5 million compared to $139.9 million at December 31, 2016, and reflects $78.6 million in backlog from Smeal Fire Apparatus.

Acquisition Update

As previously announced, the Company completed the acquisition of Smeal Fire Apparatus Co. (“Smeal”) and its subsidiaries effective January 1, 2017. Smeal, an industry-leading innovator and manufacturer of fire apparatus in North America, generated first quarter 2017 revenues of $35.2 million (excludes $5.5 million of Spartan inter-company chassis sales). Smeal is expected to generate approximately $105 million in sales, excluding inter-company shipments, during 2017.

The Company results for the 2017 first quarter include approximately $2.6 million, or $0.07 per share of acquisition and restructuring related adjustments and expenses.

“Our team has been working tirelessly and our Smeal integration efforts are running ahead of schedule and are already generating positive outcomes,” continued Adams. “Not only have we identified more synergistic opportunities than originally anticipated, we are also experiencing significantly increased interest and excitement in our expanded product portfolio from our dealers and customers. We are excited to share that not only do we have the right team in place to make these integration efforts successful, we’re also applying lessons learned and documenting the process required for future acquisitions. These developments further abbreviate the timeline needed to accelerate the turnaround of the Emergency Response business and it remains on track to return to profitability on an adjusted basis in 2017.”

Raising 2017 Guidance

“Our strong first quarter performance reflects the favorable impact of successfully implementing lean manufacturing, continuous improvement initiatives across all production facilities and the Smeal integration that is ahead of schedule,” said Rick Sohm, Chief Financial Officer of Spartan Motors. “Looking ahead to the remainder of the year, we expect to see continued year-over-year operational improvements and additional synergies realized from the Smeal integration, which gives us comfort in raising the 2017 guidance.”

Outlook for the full year 2017 is now expected to be as follows:

●	Revenue of $650.0 - $700.0 million, up from previous guidance of $615.0 - $685.0 million
●	Restructuring, acquisition costs and inter-company chassis impact of approximately $3.2 million, net of tax, up from previous guidance of $2.8 million
●	Adjusted EBITDA of $26.5 - $29.0 million, up from previous guidance of $25.1 - $28.3 million
●	Income tax expense of $1.5 - $2.3 million, down from previous guidance of $1.7 - $2.8 million
●	Interest expense of approximately $0.8 million, down from previous guidance of $1.0 million
●	Adjusted earnings per share of $0.36 - $0.41, up from previous guidance of $0.30 - $0.36, assuming approximately 35.0 million shares outstanding, up from previous guidance of 34.8 million shares

“The confidence you see from the Spartan team is undeniable. Not only have we made marked improvements toward the Emergency Response business’ turnaround and condensed its associated timeline, we’ve realized additional synergies and in short order have simultaneously managed to improve our base business. There is a drum beat driving this quarter-by-quarter profitability, and it’s not going to stop here. I am incredibly excited to share that confidence with our shareholder community in the form of increased guidance. The progress you see to date as we execute on the Smeal integration plan is only the beginning,” Adams concluded.

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. EDT today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com (Click on “Investor Relations” then “Webcasts”)

Conference Call: 1-844-868-8845 (domestic) or 412-317-6591 (international); passcode: 10105698

For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service and first-to-market innovation. The Company employs approximately 2,200 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Wisconsin, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $591 million in 2016. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Rick Sohm Chief Financial Officer Spartan Motors, Inc. (517) 543-6400	Juris Pagrabs Group Treasurer & IR Spartan Motors, Inc. (517) 997-3862

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except per share data)

	March 31, 2017	December 31,
	(Unaudited)	2016
ASSETS
Current assets:
Cash and cash equivalents	$35,412	$32,041
Accounts receivable, less allowance of $300 and $487	64,189	65,441
Inventories	109,153	58,896
Income taxes receivable	-	1,287
Other current assets	5,318	4,526
Total current assets	214,072	162,191

Property, plant and equipment, net	58,134	53,116
Goodwill	25,630	15,961
Intangible assets, net	10,071	6,385
Other assets	2,675	2,331
Net deferred tax asset	3,227	3,310
TOTAL ASSETS	$313,809	$243,294

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$35,890	$31,336
Accrued warranty	20,191	19,334
Accrued compensation and related taxes	8,353	13,188
Deposits from customers	48,692	16,142
Other current liabilities and accrued expenses	11,143	7,659
Current portion of long-term debt	63	65
Total current liabilities	124,332	87,724

Other non-current liabilities	4,908	2,544
Long-term debt, less current portion	32,860	74
Total liabilities	37,768	90,342
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 35,123 and 34,383 outstanding	351	344
Additional paid in capital	76,686	76,837
Retained earnings	75,330	76,428
Total Spartan Motors, Inc. shareholders’ equity	152,367	153,609
Non-controlling interest	(658)	(657)
Total shareholders’ equity	151,709	152,952
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$313,809	$243,294

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2017		% of sales	2016	% of sales
Sales		$167,075		$133,726
Cost of products sold		150,531	90.1	117,906	88.2
Restructuring charges		150	0.1	-	0.0
Gross profit		16,394	9.8	15,820	11.8

Operating expenses:
Research and development		2,142	1.3	1,224	0.9
Selling, general and administrative		14,602	8.7	13,566	10.1
Restructuring charges		492	0.3	339	0.3
Total operating expenses		17,236	10.3	15,129	11.3

Operating income (loss)		(842)	(0.5)	691	0.5

Other income (expense):
Interest expense		(264)	(0.2)	(114)	(0.1)
Interest and other income		90	0.1	59	0.0
Total other income (expense)		(174)	(0.1)	(55)	0.0

Income (loss) before taxes		(1,016)	(0.6)	636	0.5

Taxes		83	0.0	93	0.1

Net income (loss)		(1,099)	(0.7)	543	0.4

Less: Net income (loss) attributable to non-controlling interest		(1)	0.0	-	0.0

Net income (loss) attributable to Spartan Motors, Inc.		$(1,098)	(0.7)	$543	0.4

Basic and diluted net income (loss) per share	$	(0.03)		$0.02

Basic and diluted weighted average common shares outstanding		33,725		34,280

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended March 31, 2017 (in thousands of dollars)

	Business Segments
	Emergency Response	Fleet Vehicles and Services	Specialty Chassis &Vehicles	Other	Consolidated
Emergency response vehicle sales	$77,985	$-	$-	$-	$77,985
Fleet vehicle sales	-	43,142	-	-	43,142
Motorhome chassis sales	-	-	26,084	-	26,084
Other specialty chassis and vehicles	-	-	4,822	-	4,822
Aftermarket parts and assemblies	2,217	10,778	2,047	-	15,042
Total Sales	$80,202	$53,920	$32,953	$-	$167,075

Adjusted EBITDA	$(1,337)	$6,244	$1,533	$(2,251)	$4,189

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended March 31, 2016 (in thousands of dollars)

	Business Segments
	Emergency Response	Fleet Vehicles and Services	Specialty Chassis &Vehicles	Other	Consolidated
Emergency response vehicle sales	$39,384	$-	$-	$-	$39,384
Fleet vehicle sales	-	40,305	-	-	40,305
Motorhome chassis sales	-	-	26,431	-	26,431
Other specialty chassis and vehicles	-	-	4,405	-	4,405
Aftermarket parts and assemblies	1,754	18,987	2,460	-	23,201
Total Sales	$41,138	$59,292	$33,296	$-	$33,726

Adjusted EBITDA	$(3,119)	$6,462	$1,595	$(2,063)	$2,875

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)

	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016
Emergency Response Vehicles*	$214,463	$139,870	$149,752	$152,177	$160,392

Fleet Vehicles and Services*	113,960	89,549	102,218	139,655	137,717

Motorhome Chassis *	21,772	18,749	19,114	11,197	16,235
Other Vehicles	-	-	-	-	3,737
Aftermarket Parts and Assemblies	1,075	1,288	1,012	1,005	815
Total Specialty Chassis & Vehicles	22,847	20,037	20,126	12,202	20,787

Total Backlog	$351,270	$249,546	$272,096	$304,034	$318,896

* Anticipated time to fill backlog orders at March 31, 2017; 13 months or less for emergency response vehicles; 3 months or less for motorhome chassis; 7 months or less for fleet vehicles and services; and 1 month or less for other products.

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted net income attributable to Spartan Motors, Inc., adjusted earnings per share, forecasted Adjusted EBITDA, and forecasted adjusted earnings per share, which are all Non-GAAP financial measures. Our management uses Adjusted EBITDA to evaluate the performance of and allocate resources to our segments. These non-GAAP measures are calculated by excluding items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations, expenses related to a recent business acquisition, the impact of the step-up in inventory value associated with the recent business acquisition, and the impact of the business acquisition on the timing of chassis revenue recognition. We present these adjusted Non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

The adjusted Non-GAAP measures are not measurements of our financial performance under GAAP and should not be considered as an alternative to net income attributable to Spartan Motors, Inc. or earnings per share under GAAP. These adjusted Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating the adjusted Non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation, despite our assessment that such expenses are infrequent or not indicative of our operating performance. Our presentation of the adjusted Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted Non-GAAP measures only as a supplement.

The following tables reconcile net income (loss) attributable to Spartan Motors, Inc. to Adjusted EBITDA, net income (loss) attributable to Spartan Motors, Inc. to adjusted net income (loss) attributable to Spartan Motors Inc., earnings (loss) per share to adjusted earnings per share, forecasted net income attributable to Spartan Motors, Inc. to Adjusted EBITDA and forecasted earnings (loss) per share to adjusted earnings (loss) per share for the periods indicated.

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
Spartan Motors, Inc.	2017	% of sales	2016	% of sales
Net income (loss) attributable to Spartan Motors, Inc.	$(1,098)	-0.7%	$543	0.4%
Add (subtract):
Restructuring charges	642		339
Impact of acquisition on timing of chassis revenue recognition	1,112		-
Impact of step-up in inventory value resulting from acquisition	189		-
Acquisition related expenses	672
Deferred tax asset valuation allowance	466		(235)
Tax effect of adjustments	(719)		(125)
Adjusted net income attributable to Spartan Motors, Inc.	$1,264	0.8%	$522	0.4%

Net income (loss) attributable to Spartan Motors, Inc.	$(1,098)	-0.7%	$543	0.4%
Add (subtract):
Depreciation and amortization	2,325		1,786
Taxes on income	83		93
Interest expense	264		114
EBITDA	$1,574	0.9%	$2,536	1.9%

Add (subtract):
Restructuring charges	642		339
Impact of acquisition on timing of chassis revenue recognition	1,112		-
Impact of step-up in inventory value resulting from acquisition	189		-
Acquisition related expenses	672		-
Adjusted EBITDA	$4,189	2.5%	$2,875	2.1%

Diluted net earnings (loss) per share	$(0.03)		$0.02
Add (subtract):
Restructuring charges	0.02		0.01
Impact of acquisition on timing of chassis revenue recognition	0.03		-
Impact of step-up in inventory value resulting from acquisition	0.01		-
Acquisition related expenses	0.02		-
Deferred tax asset valuation allowance	0.01		(0.01)
Tax effect of adjustments	(0.02)		-
Adjusted Diluted net earnings per share	$0.04		$0.02

Emergency Response Vehicles Segment (Non-GAAP)
(In thousands, unaudited)

	Three Months Ended March 31,
	2017	% of sales	2016	% of sales
Net income (loss) attributable to Emergency Response	$(3,589)	-4.5%	$(3,664)	-8.9%
Add (subtract):
Depreciation and amortization	552		206
Taxes on income	-		-
Interest expense	-		-
Earnings before interest, taxes, depreciation and amortization	$(3,037)	-3.8%	$(3,458)	-8.4%

Earnings before interest, taxes, depreciation and amortization	$(3,037)	-3.8%	$(3,458)	-8.4%
Restructuring	399		339
Impact of acquisition on timing of chassis revenue recognition	1,112		-
Impact of step-up in inventory value resulting from acquisition	189		-
Adjusted earnings before interest, taxes, depreciation and amortization	$(1,337)	-1.7%	$(3,119)	-7.6%

Fleet Vehicles and Services Segment (Non-GAAP)
(In thousands, unaudited)

	Three Months Ended March 31,
	2017	% of sales	2016	% of sales
Net income (loss) attributable to Fleet Vehicles and Services	$5,225	9.7%	$5,544	9.4%
Add (subtract):
Depreciation and amortization	876		873
Taxes on income	-		-
Interest expense	37		45
Earnings before interest, taxes, depreciation and amortization	$6,139	11.4%	$6,462	10.9%

Earnings before interest, taxes, depreciation and amortization	$6,139	11.4%	$6,462	10.9%
Restructuring	105		-
Adjusted earnings before interest, taxes, depreciation and amortization	$6,244	11.6%	$6,462	10.9%

Specialty Chassis and Vehicles Segment (Non-GAAP)
(In thousands, unaudited)

	Three Months Ended March 31,
	2017	% of sales	2016	% of sales
Net income (loss) attributable to Specialty Chassis and Vehicles	$1,127	3.4%	$1,480	4.4%
Add (subtract):
Depreciation and amortization	310		115
Taxes on income	-		-
Interest expense	-		-
Earnings before interest, taxes, depreciation and amortization	$1,437	4.4%	$1,595	4.8%

Earnings before interest, taxes, depreciation and amortization	$1,437	4.4%	$1,595	4.8%
Restructuring	96		-
Adjusted earnings before interest, taxes, depreciation and amortization	$1,533	4.7%	$1,595	4.8%

FINANCIAL SUMMARY (Non-GAAP)
CONSOLIDATED
(In thousands, except per share data)
(Unaudited)

	Forecast Year Ending December 31, 2017
	Low	Mid	High
Net income	$10,300	$11,150	$12,000
Add:
Depreciation and amortization	10,741	10,741	10,741
Interest expense	800	800	800
Taxes	1,500	1,900	2,300
EBITDA	23,341	24,591	25,841

Add (subtract):
Acquisition related expenses	672	672	672
Chassis shipment delay	2,487	2,487	2,487
Adjusted EBITDA	$26,500	$27,750	$29,000

Earnings per share	$0.29	$0.32	$0.34
Add:
Acquisition related expenses	0.02	0.02	0.02
Chassis shipment delay	0.07	0.07	0.07
Less tax effect of adjustments	(0.02)	(0.02)	(0.02)
Adjusted earnings per share	$0.36	$0.39	$0.41

###